Exhibit 23.4
Consent of Independent Auditors

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the use of our report dated February 14, 2018, relating to our audit of the balance sheets of Transport Enterprise Leasing, LLC as of December 31, 2017 and 2016, and the related statements of income and changes in members' equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ LBMC, PC

Chattanooga, Tennessee
November 16, 2018

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